Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: http://www.magnumhunter.com
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                                                         FOR IMMEDIATE RELEASE

American Stock Exchange
  Common   -   MHR
  Bonds    -   MHR.B
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                         MAGNUM HUNTER AND PRIZE ENERGY
                  COMPLETE MERGER CREATING $1.2 BILLION COMPANY

     Irving, Texas March 15, 2002, Magnum Hunter Resources, Inc. ("Magnum Hunter") and Prize Energy Corp. ("Prize") announced today the completion of the merger of the two companies, which has created a mid-cap U.S. based independent oil and gas company with an enterprise value of approximately $1.2 billion. The Company will continue to be named Magnum Hunter Resources, Inc. and will remain headquartered in Irving (Las Colinas), Texas.

     Magnum Hunter will distribute 2.5 shares of Magnum Hunter common stock plus $5.20 in cash for each Prize Energy share outstanding. Prize will cease trading as of the close of business today as a public company on the American Stock Exchange.

     Mr. Gary C. Evans, Chairman, President and Chief Executive Officer of Magnum Hunter stated, "We are extremely pleased to have completed the merger and integration of the Prize assets into Magnum Hunter on such an amazingly fast track and with no problems of any significance. The initial announcement of the agreement for the merger was issued on December 18, 2001. The Form S-4 Registration Statement was filed with the Securities and Exchange Commission on January 15, 2002. Then on February 8, 2002, we mailed proxy statements to the respective shareholders of Magnum Hunter and Prize. The proxy statements advised the shareholders about special shareholder meetings held on March 13, 2002, at which time shareholders of both companies overwhelmingly approved the merger. The final merger of Magnum Hunter and Prize has been completed today. During this process, we arranged and closed a new $300 million Senior Bank Credit Facility. We were also successful at selling $300 million of Senior Notes due 2012 pursuant to a 144A offering. Additionally, during the merger period, several key institutional shareholders materially increased their equity ownership positions in the Company. While all of these financial events were occurring, our operations in the field continued to run smoothly, and we maintained an active drilling program both onshore and offshore. While I am proud of the outstanding teamwork and the contributions made by the significant multitude of lawyers, accountants, commercial bankers, and investment bankers who worked tirelessly to complete this transaction on time and in a most cost efficient manner, I am especially proud of the support and dedication exhibited by our management team here at Magnum Hunter. The Magnum Hunter shareholders are the ultimate beneficiaries of all the hard work that went into completing this transaction".

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     Magnum  Hunter  Resources,  Inc.  is one of the  nation's  fastest  growing independent exploration and development companies engaged in three principal activities: I the exploration, development and production of crude oil, condensate and natural gas; I the gathering, transmission and marketing of natural gas; and -D the managing and operating of producing oil and natural gas properties for interest owners.

     The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.'s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the SEC.

             FOR FURTHER INFORMATION CONTACT: MICHAEL P. MCINERNEY,
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                        INVESTOR RELATIONS (972) 401-0752